UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                                  December 21, 2004
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                       Avalon Correctional Services, Inc.
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             (Exact name of Registrant as specified in its Charter)


         Nevada                        0-20307                       13-3592263
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(State or other jurisdiction      (Commission File No.)           (IRS Employer
of incorporation)                                           Identification No.)


                  13401 Railway Drive, Oklahoma City, OK 73114
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               (Address of principal executive offices) (Zip Code)

                                  405-752-8802
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              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))






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                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 1.02.  Termination of Material Definitive Agreement.

See additional discussion under Item 2.03 below, which is incorporated herein by reference. At the time that the Company repurchased the 1,622,448 shares of redeemeable common stock from RSTW Partners III, L.P., the Note Purchase Agreement, the Stock Purchase Agreement, the Shareholder Agreement, and Senior Subordinated Note existing between the Company and RSTW were terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under and Off-Balance Sheet Arrangement of a Registrant.

     Avalon Correctional Services, Inc. ("the Company") announces a financial restructuring. The restructuring includes the following:

     Southern Corrections Systems, Inc., a wholly owned Avalon subsidiary, issued $8 million of industrial development revenue bonds ("the Bonds"). The Bonds are the Taxable Series 2004 Industrial Development Revenue Bonds issued by the Tulsa County Industrial Authority. The proceeds from the Bonds were loaned to Southern Corrections Systems, Inc. The $8 million bonds bear interest at rates ranging from 8.375% to 10.25% and are repayable over a twenty-year period. The Company utilized $5,000,000 of the proceeds to acquire 1,622,448 shares of redeemable common stock from an investment company. The investment company's agreement with the Company required the Company to repurchase the shares at the market price at any time at the investment company's option. The shares were classified on the Company's balance sheet as redeemable common stock and carried at the redemption value at each balance sheet date. The accounting for the purchase will reduce stockholders equity by $5,000,000 and have no gain or loss.

     The Company also purchased $2,000,000 of the outstanding convertible subordinated debentures issued in 1997. The debentures were repurchased at par value plus accrued interest and issuance of 100,000 stock options. The stock options have a term of approximately 34 months and are exercisable into the Company's common stock at $3.00 per share. The Company also negotiated certain amendments to the convertible subordinated debenture agreement. The amendments clarify certain provisions and permit the Company's right to issue additional senior debt.

     Proceeds of the bonds were also used to pay costs associated with the issuance of the Bonds and fundings a debt service reserve fund.

     Issuance of the Bonds required an amendment to the Company's senior credit facility with a bank. Certain terms of the senior credit facility were amended, a payment of $500,000 was made to reduce the senior credit facility from $4.5 million to $4 million, and the line of credit was increased from $1,000,000 to $1,750,000. The Company will issue up to 1 million shares of preferred stock at $1.00 per share. The preferred stock has a 7.5% dividend rate and is convertible into common stock at the 30 day trailing average market price at the date of subscription. Proceeds of the offering will be used for general corporate purposes.

     A tender offer will be made to acquire the $1,850,000 remaining convertible subordinated debentures. The tender offer will be on the same terms as offered for the debentures acquired from the investment firm.

     The Company will recognize a loss on early retirement of debt of approximately $220,000 related to the purchase of the convertible subordinated debentures.

     The completion of the restructuring will reduce the number of outstanding common shares by 1,622,448 shares for basic earnings per share. The number of shares outstanding for diluted earnings per share will decrease by a minimum of 2,229,114 shares to a maximum of 2,753,280 shares based on the response to the Company's tender offer.

Item 3.02   Unregistered Sales of Equity Securities

     See description of issuance of preferred stock described in Item 2.03 above, which is incorporated herein by reference.


Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     At the completion of the transactions described in Item 2.03 above, the Company announces that effective December 21, 2004, Mark Cooley and Jim Wilson resigned from the Company's Board of Directors.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                               AVALON CORRECTIONAL SERVICES, INC.

                               s// Donald E.  Smith
                               DONALD E. SMITH
                               Chairman of the Board and Chief Executive Officer

                               Dated:   December 22, 2004

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